Exhibit 14.1

CODE OF BUSINESS CONDUCT

For Employees, Officers and Directors of Argyle Security, Inc. and All Subsidiaries

Introduction

To affirm Argyle Security Inc.’s (the “Company’s”) high standards of honesty, integrity, fairness and forthrightness that are expected from all directors, officers and employees, we have established the Argyle Security, Inc. Code of Business Conduct (the “Code”).  The Company’s directors, officers and employees are expected to comply with this Code and to oversee compliance by those people whom they supervise.

Since this Code cannot address every ethical aspect or circumstance, the Company expects all directors, officers and employees to comply within the spirit of this Code with high personal standards of ethics, honesty and accountability in making business decisions.  In addition, they must comply with all other Company policies and procedures, many of which supplement this Code by providing more guidance.  Anyone who needs help in understanding this Code or how it applies to conduct in any given situation should contact his/her supervisor or the Company’s general counsel.  Anyone who violates the standards of this Code will be subject to disciplinary action.

Our Code strives to deter wrongdoing and promote the following objectives:

•                  Honest and ethical conduct;

•                  Avoidance of conflicts of interest between personal and professional relationships;

•                  Full, fair, accurate, timely and transparent disclosure in periodic reports required to be filed by Argyle Security with the Securities and Exchange Commission and in other public communications made by the Company;

•                  Compliance with the applicable government regulations;

•                  Prompt internal reporting of Code violations; and

•                  Accountability for compliance with the Code.

The Company’s Board of Directors, or a committee of the Board of Directors designated by the Board, is generally responsible for enforcement of this Code relating to the Company’s directors and officers.  The Company’s Chief Executive Officers are generally responsible for the enforcement of this Code relating to the Company’s non-officer employees.

Accounting Controls, Procedures and Records

Applicable laws and Company policy require Argyle Security to keep books and records that accurately and fairly reflect their transactions and the dispositions of their assets.  In this regard, our financial executives shall:

•                  Provide information that is accurate, complete, objective, relevant, timely and understandable.

•                  Comply with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

•                  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial, or accounting, record or account.  Furthermore, no director, officer or employee of Argyle Security (including its subsidiaries) may directly or indirectly:

•                  Make or cause to be made a materially false or misleading statement, or

•                  Omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports, whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the Securities and Exchange Commission.

All directors, officers and employees who are affected are expected to work cooperatively with the Company’s independent auditors in their review of the Company’s financial statements and disclosure documents.

All employees must cooperate fully with its various finance departments, as well as its independent public accountants and counsel, to help insure that the Company’s books and records, as well as its reports filed with the SEC, are accurate and complete.

Although specific members of the Company’s senior management have the direct responsibility for ensuring that disclosures made in such reports and documents are in compliance with this disclosure policy, directors and other officers and employees should inform senior management or any member of the Audit Committee if they learn that information in any such report or document was untrue or misleading at the time such report or document was made, or if they have information that would affect any such report or document to be made in the future.

Bribery

The offering, promising, or giving of money, gifts, loans, rewards, favors or anything of value to any supplier, customer or governmental official is strictly prohibited.

Communications

It is very important that the information disseminated about Argyle Security and its subsidiaries be both accurate and consistent.  For this reason, certain of our executive officers who have been designated as authorized spokespersons with respect to our policy regarding compliance with Regulation FD are responsible for our internal and external communications, including public communications with stockholders, analysts and other interested members of the financial community.  Employees should refer all outside requests for information to the authorized spokespersons.

Compliance with Laws and Regulations

The Company is committed to full compliance with applicable governmental laws, rules and regulations affecting its businesses.  Directors, officers and employees are expected to be familiar with all laws, rules and regulations that apply to them, their jobs and their work, and to perform their responsibilities and duties in compliance with such laws.  Anyone having questions related to legal compliance should contact his/her supervisor or the Company’s general counsel.

Protection and Proper Use of Company Assets (Including Computer and Information Systems)

All employees and officers are expected to protect the Company’s assets and insure their efficient use for legitimate business purposes.  Company property, such as buildings, furniture, furnishings, office supplies, products and inventories should be used only for activities related to employment.  Certain officers and employees are provided telephones and computer workstations and software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner.  Permission must be obtained from the appropriate authority to install any non-Company-sanctioned software on any Company computer or connect any personal laptop to any of the Company’s networks.  As with other equipment and assets of Argyle Security and its subsidiaries, each officer and employee is responsible for the appropriate use of these assets.  Except for limited personal use of Company-owned telephones and computers, such equipment may be used only for business purposes.  The Company retains the right to access, review, monitor and disclose any information transmitted, received or stored using the Company’s electronic equipment with or without an employee’s or a third party’s knowledge, consent or approval.

Any misuses or suspected misuse of any Company assets must be immediately reported to an employee’s immediate supervisor or the general counsel.

Confidential or Proprietary Information

Company policy prohibits employees from disclosing confidential or proprietary information outside Argyle Security, Inc., either during or after employment, without Company authorization to do so.  Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of Argyle Security or its subsidiaries, or otherwise made known to the Company as a consequence of or through employment or association with the Company (including information originated by the director, officer or employee).  This can include, but is not limited to, information regarding the Company’s business, research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies, contract negotiations, engineering, ideas, designs, personal information and customer and supplier lists.

Conflicts of Interest and Appearances of Conflict

A “conflict of interest” exists when a person’s private interest interferes in any way - - or appears to interfere - - with the interests of the Company.  A conflict situation can arise when a director, officer or employee takes actions, or has interests, duties or obligations that make it difficult to perform his/her work for the Company objectively or effectively.  Conflicts of interest also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position within the Company.  Directors, officers and employees must also avoid any appearance of impropriety.

Employees who have conflicts of interest, or the appearance of such conflicts, must disclose to their supervisors or, in the case of directors and executive officers, must disclose to the Chairman of the Board of Directors or the Chairman of the Nominating and Corporate Governance Committee, any material transaction or relationship that is a conflict of interest, or that reasonably could be expected to give rise to a conflict of interest.

Determining whether a conflict of interest, or an appearance of a conflict may exist, may not always be clear.  Therefore, if an employee has a concern that a conflict of interest may exist, he or she should consult with higher levels of management or the General Counsel of Argyle Security; directors and executive officers should direct questions regarding potential conflicts of interest to the Company’s Chief Executive Officers or the General Counsel.

When it is deemed to be in the of the best interests of Argyle Security and its shareholders, the Board of Directors or, when so designated, the Nominating and Governance Committee, may grant waivers to employees, officers and directors who have disclosed an actual or potential conflict of interest.

Examples of conflicts of interest include:

Interests in Competing or Other Concerns.   Directors, officers and employees must avoid any direct or indirect financial interest, investment or business relationship that may give rise to a conflict of interest, except where full disclosure to the Company is made and the interest, investment or relationship is approved in accordance with this Code.  Investments that are not material in the stock of other public companies generally are not deemed to be a conflict of interest.  It is a conflict of interest for a director, officer or employee to own a significant financial interest in a competitor or a business that does a material amount of business with the Company.

Determining if a director, officer or employee has business interests that create a conflict, both the direct and indirect interests that a person may have will be considered, along with such factors as:

•                  The size and nature of the person’s interest.

•                  The nature of the Company’s relationship with the other entity.

•                  Whether not the director, officer or employee has access to confidential Company information.

•                  Whether or not the director, officer or employee has an ability to influence Company decisions that would affect the other entity.

Gifts and Entertainment.  All directors, officers and employees must take care to avoid even the appearance of impropriety in giving or receiving gifts and entertainment.  Generally, one cannot offer, provide or accept any gifts or entertainment in connection with one’s service to the Company, except in a manner consistent with customary business practices, such as reasonably priced meals and entertainment.  Gifts and entertainment must not be excessive in value, in cash, susceptible of being construed as a bribe or kickback, or in violation of any laws.  Therefore, payments, gifts or entertainment to a director, officer or employee in conjunction with business will be limited to normal business practices.

Corporate Opportunities.  Directors, officers and employees may not compete with the Company or take personal advantage of business opportunities that the Company might want to pursue.  Opportunities that are acquired through independent sources may be questionable if they are related to the Company’s existing or proposed lines of business.  Directors, officers and employees have a duty to advance the Company’s legitimate business interests when opportunities arise.  Accordingly, participation by directors, officers and employees in an outside business opportunity that is related to the Company’s existing or proposed lines of business is prohibited.

Working With Family Members.  It is generally deemed to be a conflict of interest for a director, officer or employee to have authority on behalf of the Company over a co-worker who is a family member, or who transacts business on behalf of the Company with a family member.  Any person involved in such a situation should consult with his or her supervisor and the corporate general counsel to assess the situation and determine an appropriate resolution.

Use of Confidential and Inside Information.  Directors, officers and employees will maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.  Employees must keep this information confidential and take precautions to prevent unauthorized disclosure at all times, both while working for the Company and after employment ends.  It is unlawful and against Company policy for anyone possessing inside information to use such information for personal gain.

Loans.  Loans to, or guarantees of obligations of directors, officers or employees, or members of their families, are specifically prohibited to the full extent required by applicable law or regulation or by the listing standards of the NASDAQ.

Fair Dealing

Each of the Company’s directors, officers and employees will at all times deal fairly with the Company’s customers, suppliers, competitors and employees.  No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Fraud

Company policy prohibits fraud of any type or description.

Inside Information

Company policy and applicable laws prohibit disclosure of material inside information to anyone outside Argyle Security without a specific business reason for them to know.  It is unlawful and against Company policy for anyone possessing inside information to use such information for personal gain. Argyle’s policies with respect to the use and disclosure of material non-public information are more particularly set forth in the Argyle Security, Inc. Insider Trading Policy.

Political Contributions

Company policy prohibits the use of Company, personal or other funds or resources on behalf of Argyle Security or its subsidiaries for political or other purposes which are improper or prohibited by the applicable federal, state, local or foreign laws, rules or regulations.  Company contributions or expenditures in connection with election campaigns will be permitted only where allowed by federal, state, local or foreign election laws, rules and regulations.

Reporting and Non-Retaliation

Employees who have evidence of any violations of this Code are encouraged and expected to report them to their supervisor or through the Company’s hot line at the number listed on the Argyle Security, Inc. website; and, in the case of officers and directors, they should report evidence of any such violations to the General Counsel or any member of the Nominating and Governance Committee or the Audit Committee.  Such reports will be investigated promptly by the Company’s general counsel with the highest level of confidentiality possible under the specific circumstance in reference to applicable laws and Company policy.  As needed, the Company’s general counsel will consult with appropriate individuals, including in the legal and human resources departments, and with the Nominating/Governance Committee and/or the Audit Committee.  Violations of this Code or any other unlawful acts by our officers, directors or employees may subject the individual to dismissal from employment and/or fines, imprisonment and civil litigation according to applicable laws.

Argyle Security will not allow retaliation against an employee for reporting a possible violation of this Code in good faith. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code.  Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited.  Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.

Equal Opportunity

In keeping with the Company’s commitment to the communities in which the Company does business, the Company is an equal employment opportunity employer.  This means that employment decisions are to be based on merit and business needs, and not based upon race, color, citizenship status, religious creed, national origin, ancestry, gender, sexual orientation, age, marital status, veteran status, physical or mental disability, medical condition or any other conditions prohibited by law.

No Rights Created

This Code is a statement of fundamental principles, policies and procedures that govern the Company’s employees and the conduct of the Company’s business.  It is not intended to and does not create any legal rights for any customer, supplier, competitor, stockholder or any other non-employee or entity.

Waivers

Any waiver of any part of this Code for any director or officer may be made only by the Board of Directors of Argyle Security, or by a designated Board committee, and will be promptly disclosed as may be required by applicable governmental laws, rules and regulations, or by NASDAQ listing standards. Any waivers of this Code for non-officer employees may be made only by the Chief Executive Officers or by the Company’s Board of Directors or by a designated Board committee, and will be promptly disclosed as may be required by applicable governmental laws, rules and regulations, or by NASDAQ listing standards.

Administration of This Code

The Company’s Nominating/Governance Committee is responsible for reviewing this Code as set forth in the Committee’s Charter.  It may request reports from executive officers about the implementation of this Code and take other steps in connection with the implementation as it deems necessary.  The Nominating/Governance Committee will have the authority to amend this Code and procedures associated with this Code at its discretion.  Directors, officers and employees will be notified of any material changes in this Code.

Approved by the Board of Directors of Argyle Security, Inc.

May 8, 2008